Exhibit 99.1

Gran Tierra Energy Inc. Reports Seventh Consecutive Year of South American Reserves Growth

•	Seventh Consecutive Year of South American Reserves Growth With Over 100% Reserve Replacement PDP and 2P

•	World Class Resource Base Captured Including 2P Reserves of 258 MMBOE

•	1P and 2P Reserve Life Index of 8 and 15 Years, Respectively

•	Net Present Value Before Tax Discounted at 10% of $1.5 Billion (1P), $2.5 Billion (2P), and $3.3 Billion (3P)

•	Net Asset Value per Share of $22.63 Before Tax and $13.62 After Tax (1P), and $51.09 Before Tax and $31.19 After Tax (2P)

•	Unrisked 2C Resources of 74 MMBOE (Glauconitic) and 118 MMBOE Unrisked Mean Prospective Resources (Colombia and Ecuador)[1]

•	Significant Unbooked Upside Potential Canadian Long-Term Gas[1]

CALGARY, Alberta – January 28, 2026 – Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE), an independent international energy company focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador, today announced the Company’s 2025 year-end reserves and specified resources as evaluated by the Company’s independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in separate reports each with an effective date of December 31, 2025. See “Disclosure of Oil and Gas Information” for more information.

All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on a working interest before royalties (“WI”) basis (net). Reserves are expressed in barrels (“bbl”), millions of barrels (“MMBBL”), bbl of oil equivalent (“boe”) or million boe (“MMBOE”), while production is expressed in boe per day (“BOEPD”), unless otherwise indicated.

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Our 2025 year-end reserves and resources results reinforce the underlying strength and optionality of our asset base. As a result of exploration success and asset performance, we achieved greater than 100% reserve replacement in South America on both a proved developed producing (“PDP”) and proved plus probable (“2P”) basis for 2025. Our results clearly demonstrate the resources we have captured in the portfolio including 2P reserves of 258 MMBOE, unrisked best estimate contingent resources (“2C”) in the Hoadley Glauconitic project (“Glauconitic”) of 74 MMBOE and 118 MMBBL unrisked mean prospective resources in the noted Colombia and Ecuador prospects. In Canada, certain natural gas reserve volumes were reclassified as contingent resources reflecting a lower forecasted gas price, however, this does not diminish the underlying quality or long-term value of these assets and has limited impact on net present value. We have a deep inventory of oil assets and at current strip pricing our five year plan is focused on developing those assets, resulting in the reclassification based on reserve booking standards. We are the operator of the vast majority of our assets and in a higher natural gas price environment we could allocate capital quickly to our natural gas assets. With increased LNG capacity in North America and on going expansion of data centers, we remain more positive than ever on the long term demand for natural gas.

We have focused on portfolio longevity and asset quality, building a highly diversified portfolio across three countries, five basins, and two continents. This portfolio captures a substantial resource base, including approximately 296,965 MMcf or 0.3 trillion cubic feet (“Tcf”) of unrisked high-estimate contingent resources (“3C”) in the Glauconitic and 425,338 MMcf or 0.4 Tcf of proved plus probable plus possible reserves (“3P”) across our natural gas resources and reserves inventory. Our PDP reserves continue to generate strong cash flow, supporting debt reduction and strengthening the balance sheet, while our significant contingent and prospective resources provide option value and flexibility as market conditions evolve. The Company maintains a highly attractive PDP foundation, significant proved (“1P”) and 2P reserves, a demonstrated track record of moving 2P to 1P to PDP, and a deep inventory of resources that underpin meaningful long-term value.”

1These figures represent contingent resources under Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and are not reserves under NI 51-101 or SEC requirements. See “Disclosure of Oil and Gas Information, Disclosure of Reserves Information, Resources Information and Cautionary Note to U.S. Investors”.

Highlights

2025 Year-End Reserves and Values

The net present value of reserves decreased from the 2024 year-end reserve which is predominately driven by a 7% percent decrease in the five-year average Brent oil price.

Before Tax (as of December 31, 2025)	Units	1P	2P	3P
Reserves	MMBOE	142	258	329
Net Present Value at 10% Discount (“NPV10”)	$ million	1,456	2,461	3,317
Net Debt[1]	$ million	(657)	(657)	(657)
Net Asset Value (NPV10 less Net Debt) (“NAV”)	$ million	799	1,804	2,660
Outstanding Shares	million	35.30	35.30	35.30
NAV per Share	$/share	22.63	51.09	75.35

After Tax (as of December 31, 2025)	Units	1P	2P	3P
Reserves	MMBOE	142	258	329
NPV10	$ million	1,138	1,758	2,283
Net Debt[1]	$ million	(657)	(657)	(657)
NAV	$ million	481	1,101	1,626
Outstanding Shares	million	35.30	35.30	35.30
NAV per Share	$/share	13.62	31.19	46.06

1Based on estimated unaudited 2025 year-end Net Debt of $657 million comprised of Senior Notes of $741 million (gross) less cash and cash equivalents of $83 million, prepared in accordance with GAAP. See “Non-GAAP Measures”.

South America

•	Gran Tierra’s South American reserves base continues to be underpinned by material new discoveries in multi-zone, waterfloodable reservoirs. The Company’s strategic acquisition in Ecuador of the Perico and Espejo blocks added scale and high-quality inventory, enabling coordinated development across adjacent blocks and enhancing long-term development optionality. Recent exploration success, including the Conejo discoveries, added material reserves across the Hollin and Basal Tena reservoirs, while the Chanangue Este reactivation contributed incremental reserves and extended productive field life within the block. In addition, Gran Tierra holds approximately 118 MMBBL of mean unrisked prospective resources across its South American portfolio, which we believe highlights the depth of our exploration inventory and provides meaningful long-term development runway.

•	Core producing assets continue to perform reliably, with Acordionero and Cohembi delivering steady base production and strong reserves support. While base performance at Costayaco and Moqueta trailed reserve forecasts during the year, these variances are well understood and operationally addressable. Gran Tierra has increased its focus on waterflood surveillance and optimization focus for 2026, positioning these fields for improved recovery and reserves realization. Taken together, South America remains the Company’s principal source of reserves replacement and capital-efficient growth.

Canada

•	As part of our ongoing commitment to capital discipline and portfolio high-grading, Gran Tierra reclassified our development inventory in the Glauconitic during 2025. Certain drilling locations were reclassified from reserves to contingent resources to better align development timing with prevailing commodity price assumptions and expected activity levels.

•	This reclassification resulted in a reduction of 19 MMBOE on a 1P basis and 32 MMBOE on a 2P basis. Importantly, these volumes remain within the Company’s portfolio, with 74 MMBOE now classified as unrisked 2C contingent resources, approximately 50% of which is natural gas, providing meaningful leverage to a potential recovery in North American natural gas prices.

•	The reclassification did not have a material impact on Gran Tierra’s NAV. At year-end 2024, the affected Glauconitic locations represented approximately 13% of 1P future development costs (“FDC”), yet contributed approximately 3% of before-tax NPV10 value under conservative natural gas price assumptions. These locations remain economically attractive at higher gas prices, and Gran Tierra estimates that an increase in AECO pricing from C$3.00/mcf to C$4.00/mcf reduces Glauconitic well payout periods by approximately 25%, improving project economics and development timing. This supports the Company’s decision to prioritize near-term capital toward higher-return opportunities while preserving the technical and potential economic upside of the Glauconitic in a higher-price environment.

Reserves

•	As of December 31, 2025, Gran Tierra achieved:

◦	Before Tax NAV of $0.8 billion (1P), $1.8 billion (2P), and $2.7 billion (3P)

◦	After Tax NAV of $0.5 billion (1P), $1.1 billion (2P), and $1.6 billion (3P)

◦	Reserve Life Index*:

▪	1P: 8 years

▪	2P: 15 years

▪	3P: 19 years

◦	South American reserves replacement**:

▪	101% PDP, with PDP reserves additions of 11 MMBOE

▪	61% 1P, with 1P reserves additions of 6 MMBOE

▪	105% 2P, with 2P reserves additions of 11 MMBOE

◦	Canadian reserves replacement was negative as a result of the reclassification of certain reserves to contingent resources

•	Canada now represents 39% of 1P and 44% of 2P reserves of Gran Tierra’s total reserves.

•	FDC are forecast by McDaniel to be $888 million for 1P reserves and $1,682 million for 2P reserves. Decreases in FDC relative to 2024 year-end reflect that the GTE McDaniel Reserves Report now assigns Gran Tierra 168 Proved Undeveloped future drilling locations (down from 227 at 2024 year-end with 62 Glauconitic locations moved to contingent resources) and 362 Proved plus Probable Undeveloped future drilling locations (down from 441 at 2024 year-end with 74 Glauconitic locations moved to contingent).

*The reserve life indexes were calculated based on a Q4 2025 total average production rate of 46,513 BOEPD.

**Reserves replacement were calculated based on an annual basis using South America average production rate of 29,066 BOEPD.

GTE McDaniel Reserves Report

All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with NI 51-101 and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from a report with an effective date of December 31, 2025 (the “GTE McDaniel Reserves Report”), unless otherwise expressly stated.

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2025

Proved (1P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2026 - 2030 (5 Years)	4,479	(883)	(1,443)	(882)	(31)	1,239	(280)	959
Remainder	3,167	(589)	(1,413)	(5)	(345)	815	(212)	603
Total (Undiscounted)	7,645	(1,472)	(2,856)	(888)	(376)	2,054	(492)	1,562
Total (Discounted @ 10%)						1,456	(318)	1,138

Consolidated Properties at December 31, 2025

Proved Plus Probable (2P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2026 - 2030 (5 Years)	5,222	(1,040)	(1,550)	(1,016)	(27)	1,589	(404)	1,185
Remainder	8,851	(1,944)	(3,080)	(666)	(391)	2,770	(900)	1,870
Total (Undiscounted)	14,073	(2,984)	(4,629)	(1,682)	(419)	4,359	(1,304)	3,055
Total (Discounted @ 10%)						2,461	(703)	1,758

Consolidated Properties at December 31, 2025

Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2026 - 2030 (5 Years)	5,790	(1,172)	(1,613)	(1,067)	(26)	1,911	(529)	1,382
Remainder	12,799	(3,029)	(4,078)	(818)	(407)	4,467	(1,516)	2,951
Total (Undiscounted)	18,589	(4,202)	(5,691)	(1,886)	(433)	6,378	(2,044)	4,334
Total (Discounted @ 10%)						3,317	(1,033)	2,283

*The after-tax future net revenue of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements, when available for the year ended December 31, 2025, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in aggregate for Colombia, Ecuador and Canada derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs.

	Light and Medium Crude Oil	Heavy Crude Oil	Tight Oil	Conventional Natural Gas	Shale Gas	Natural Gas Liquids	2025 Year- End
Reserves Category	Mbbl*	Mbbl*	Mbbl*	MMcf**	MMcf**	Mbbl*	Mboe***
Proved Developed Producing	25,603	20,216	761	107,711	3,695	13,145	78,293
Proved Developed Non-Producing	1,715	733	22	4,105	56	309	3,472
Proved Undeveloped	29,603	15,649	3,566	26,440	18,417	3,536	59,829
Total Proved	56,921	36,598	4,349	138,256	22,168	16,990	141,594
Total Probable	42,603	20,003	5,350	145,188	33,923	18,130	115,938
Total Proved plus Probable	99,524	56,601	9,699	283,444	56,091	35,120	257,532
Total Possible	32,612	13,554	2,614	70,761	15,042	8,777	71,858
Total Proved plus Probable plus Possible	132,136	70,155	12,313	354,205	71,133	43,897	329,390

*Mbbl (thousand bbl of oil).

**MMcf (million cubic feet).

***Mboe (thousand boe).

Net Present Value Summary

Gran Tierra’s reserves were evaluated using McDaniel’s commodity price forecasts at January 1, 2026. See “Forecast Prices” for more information. It should not be assumed that the net present value of cash flow estimated by McDaniel represents the fair market value of Gran Tierra’s reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before Tax
Proved Developed Producing	1,106	1,091	988	894	816
Proved Developed Non-Producing	56	45	37	30	26
Proved Undeveloped	892	615	431	304	213
Total Proved	2,054	1,751	1,456	1,228	1,055
Total Probable	2,305	1,473	1,005	720	537
Total Proved plus Probable	4,359	3,224	2,461	1,948	1,592
Total Possible	2,019	1,263	856	614	461
Total Proved plus Probable plus Possible	6,378	4,487	3,317	2,562	2,053
After Tax
Proved Developed Producing	939	953	870	791	724
Proved Developed Non-Producing	47	37	30	25	21
Proved Undeveloped	577	372	238	148	84
Total Proved	1,563	1,362	1,138	964	829
Total Probable	1,493	929	620	437	322
Total Proved plus Probable	3,056	2,291	1,758	1,401	1,151
Total Possible	1,279	784	525	375	280
Total Proved plus Probable plus Possible	4,335	3,075	2,283	1,776	1,431

Reserve Life Index (Years)

December 31, 2025*
Total Proved	8
Total Proved plus Probable	15
Total Proved plus Probable plus Possible	19

* The reserve life indexes were calculated based on a Q4 2025 total average production rate of 46,513 BOEPD.

Future Development Costs

FDC reflects McDaniel’s best estimate of what it will cost to bring the Proved Undeveloped and Probable Undeveloped reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for 2P reserves decreased to $1,682 million at year-end 2025 from $1,809 million at year-end 2024. The decrease in FDC in 2025 was predominantly attributed to the capital spending in the Suroriente block as well as the reduction of capex in Canada due to the movement of certain reserves to our contingent resources.

($ millions)	Total Proved	Total Proved Plus Probable	Total Proved Plus Probable Plus Possible
2026	95	100	100
2027	177	186	189
2028	209	232	245
2029	223	274	287
2030	178	224	246
Remainder	5	666	818
Total (undiscounted)	887	1,682	1,885

($ millions)	Proved	Proved plus Probable	Proved plus Probable plus Possible
Colombia - Acordionero	161	161	161
Colombia - Chaza Block (Costayaco & Moqueta)	120	145	145
Colombia - Suroriente	88	110	126
Ecuador - Chanangue	117	189	252
Ecuador - Charapa	128	235	289
Canada - Central	50	186	186
Canada - Simonette	130	255	255
Other	93	401	471
Total FDC Costs (undiscounted)	887	1,682	1,885

Drilling Locations Summary By Country

	Total Proved	Total Proved Plus Probable	Total Proved Plus Probable Plus Possible
Colombia	67	100	111
Ecuador	38	63	74
Canada	63	199	199
Total	168	362	384

GTE McDaniel Resources Report

All resources values and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with NI 51-101 and the COGEH and derived from a report with an effective date of December 31, 2025 (the “GTE McDaniel Resources Report”), unless otherwise expressly stated.

Summary of Unrisked and Risked Contingent Resources

The following table sets forth Gran Tierra’s unrisked and risked gross(6) contingent resources by product type for the Glauconitic at December 31, 2025 and is derived from the GTE McDaniel Resources Report. The project is considered a development on hold(5) as it could be economic at some point in the future:

	Gross(6) Contingent Resources(1)(2)(4)
	By Product Type
Hoadley Glauconitic Play	Unrisked			Risked	Chance of Development(3)
Product	1C	2C	3C	2C	%
Light and Medium Crude Oil (Mbbls)	825	1,237	1,650	990	80%
Conventional Natural Gas (MMcf)	148,483	222,724	296,965	178,179	80%
Natural Gas Liquids (Mbbls)	23,609	35,413	47,217	28,330	80%
TOTALS (Mboe)(7)	49,181	73,771	98,362	59,017	80%

See “Disclosure of Oil and Gas Information - Contingent Resources” and “Disclosures of Reserves Information, Resources Information and Cautionary Note to U.S. Investors”.

Summary of Unrisked and Risked Prospective Resources

The following table represents Gran Tierra’s Company WI Prospective Resources prepared by McDaniel at December 31, 2025, and is derived from the GTE McDaniel Resources Report.

	Company Gross(8) Values
	Prospective Resources - Light and Medium Crude Oil (1)(2)(6)(9)
	Unrisked(7)				Risked(5)	Working
	Low	Best	Mean	High	Mean	Interest
Prospect(4)	Mbbl	Mbbl	Mbbl	Mbbl	Mbbl	%
Charapa Block	17,349	36,701	42,583	75,197	13,939	100%
Chanangue Block	10,441	24,899	31,074	59,454	12,660	100%
Perico Block	4,398	10,397	12,476	23,172	7,040	100%
Suroriente Block	1,177	3,405	4,727	9,728	993	52%
PUT 7 Block	6,822	19,735	27,399	56,381	5,754	100%
TOTALS (Mbbl)	40,187	95,137	118,259	223,932	40,386

See “Disclosure of Oil and Gas Information - Prospective Resources” and “Disclosures of Reserves Information, Resources Information and Cautionary Note to U.S. Investors”.

Forecast Prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves and resources data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on McDaniel’s standard price forecast effective January 1, 2026. McDaniel is an independent qualified reserves evaluator pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil	Alberta AECO Gas	Foreign Exchange Rate
Year	$US/bbl	$US/bbl	$CAD/MMBtu	$US/$CAD
	January 1, 2026	January 1, 2026	January 1, 2026	January 1, 2026
2026	$66.50	$62.50	$3.00	0.73
2027	$70.38	$66.30	$3.32	0.73
2028	$76.99	$72.83	$3.64	0.73
2029	$78.53	$74.28	$3.71	0.73
2030	$80.10	$75.77	$3.79	0.73

Contact Information

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at http://www.sec.gov. Gran Tierra’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”), which can be identified by such terms as “expect,” “plan,” “can,” “will,” “should,” “guidance,” “estimate,” “forecast,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. Such forward-looking statements include, but are not limited to, estimated quantities and net present values of reserves and other resources, capital program, and ability to fund the Company’s exploration program over a period of time, statements about the Company’s financial and performance targets and other forecasts or expectations regarding, or dependent on, the Company’s business outlook for 2026 and beyond, capital spending plans and any benefits of the changes in our capital program or expenditures, well performance, production, the restart of production and workover activity, future development costs, infrastructure schedules, waterflood impacts and plans, growth of referenced reserves and other resources, forecast prices, five-year expected oil sales and cash flow and net revenue, estimated recovery factors, liquidity and access to capital, the Company’s strategies and results thereof, the Company’s expectations regarding organic and inorganic growth opportunities, the Company’s operations including planned operations and developments, disruptions to operations and the decline in industry conditions, and expectations regarding environmental commitments.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions in Canada, Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time, but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: certain of Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests, civil unrest, sanctions-related restrictions, or other political instability; technical difficulties and operational difficulties may arise which impact the production, transport or sale of Gran Tierra’s products; other disruptions to local operations; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and natural gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine, the Middle East and Venezuela, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil and natural prices and oil and natural gas consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges, the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra’s products; the ability of Gran Tierra to execute its business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for Gran Tierra’s operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of Gran Tierra’s common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 24, 2025 and its other filings with the SEC. These filings are available on the SEC’s website at http://www.sec.gov and on SEDAR at www.sedar.com.

Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessments, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future, and in the case of resources, whether such resources will ultimately be discovered and commercially developed. These statements are subject to risks and uncertainties.

Statements about potential upside and long-term Canadian natural gas development opportunities are forward-looking and are also subject to substantial uncertainty; such opportunities may never be economic or developed, or if developed may not produce material upside, because realization depends on future factors including commodity demand, supply, prices, infrastructure availability and regulatory approvals. Gran Tierra believes the expectations and assumptions reflected in such forward-looking statements are reasonable at this time, but no assurance can be given that these expectations and assumptions will prove to be correct.

Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra’s results of operations and financing position. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future net revenue and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2026 and for the next five years to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to oil and natural gas sales, net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Net Debt as presented as at December 31, 2025 is comprised of $741 million (gross) of senior notes outstanding less cash and cash equivalents of $83 million, prepared in accordance with GAAP. Management believes that Net Debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt.

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, cash equivalents, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company’s audited financial statements for the year ended December 31, 2025, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management’s discussion and analysis for the year ended December 31, 2025 on or before March 3, 2026.

DISCLOSURE OF OIL AND GAS INFORMATION

Gran Tierra’s Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2025 (the “GTE 2025 Statement of Reserves Data”), which includes disclosure of its oil and gas reserves, contingent and prospective resources and other oil and gas information in accordance with NI 51-101 and COGEH forming the basis of this press release, is available on SEDAR+ at www.sedarplus.ca.

Boe’s have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. Boe’s may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Any reserves values or related information or information regarding contingent resources or prospective resources contained in this press release as of a date other than December 31, 2025 has an effective date of December 31 of the applicable year and is derived from a report prepared by Gran Tierra’s independent qualified reserves evaluator as of such date have been prepared in compliance with the COGEH, and additional information regarding such estimate or information can be found in Gran Tierra’s applicable Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 filed on SEDAR+ at www.sedarplus.ca.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves and future net revenue will be attained and variances could be material.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude and medium oil, heavy crude oil, tight oil, conventional natural gas, shale gas and natural gas liquids for which there is no precise breakdown since the Company’s sales volumes typically represent blends of more than one product type. Drilling locations disclosed herein are derived from the GTE McDaniel Reserves Report and account for drilling locations that have associated Proved Undeveloped and Proved plus Probable Undeveloped reserves, as applicable. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable plus possible reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Developed non-producing reserves are those reserves that either have not been on production or have previously been on production but are shut-in and the date of resumption of production is unknown.

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingent resources should not be construed as reserves. There is no certainty that will be commercially viable to produce any of the contingent resources.

Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources should not be construed as reserves or contingent resources. There is no certainty that any portion of the prospective resources will be discovered. If they are discovered, there is no certainty that will be commercially viable to produce any portion of the prospective resources.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 – Revised Glossary to NI 51-101, Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including NAV per share, reserve life index and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	NAV per share is calculated as NPV10 (before or after tax, as applicable) of the applicable reserves category minus estimated Net Debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra’s net asset value over its outstanding common stock over a period of time.

•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.

•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Contingent Resources

1.	Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingent resources may include, for example, projects for which there are currently no viable markets, or where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality.

2.	Under the COGEH, a range of contingent resources estimates (low, best and high) are recommended. The following classification of contingent resources is used as presented by McDaniel: (a) Low estimate (1C) means there is at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate; (b) Best estimate (2C) means there is at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the median best estimate; (c) High estimate (3C) means there is at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

3.	The chance of development is defined as the estimated probability that, once discovered, a known accumulation will be commercially developed. Quantifying the chance of development requires consideration of both economic contingencies and other contingencies, such as legal, regulatory, market access, political, social license, internal and external approvals and commitment to project finance and development timing. As many of these factors are extremely difficult to quantify, the chance of development is uncertain and must be used with caution.

4.	There is no certainty that it will be commercially viable to produce any portion of the contingent resources.

5.	These are contingent resources with economic status undetermined and are sub-classified in terms of maturity as development on hold meaning there is a reasonable chance of development, but there are major non-technical contingencies to be resolved that are usually beyond the control of the operator.

6.	Company gross contingent resources are based on the working interest share of the property gross resources.

7.	Based on Mcf to boe conversion of 6 to 1. A boe conversion of 6 to 1 is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

For additional information regarding the Company’s contingent resources, including the significant positive and negative factors relevant to the estimate, a description of the applicable projects and related information and the specific contingencies which prevent the classification of the contingent resources as reserves, see the GTE 2025 Statement of Reserves Data.

Prospective Resources

1.	Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development.

2.	Under the COGEH, a range of prospective resources estimates (low, best and high) are recommended. The following classification of prospective resources is used as presented by McDaniel: (a) Low estimate means there is at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate; (b) Best estimate means there is at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the median best estimate; (c) High estimate means there is at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate; and (d) Mean estimate represents the arithmetic average of the expected recoverable volume. It is the most accurate single point representation of the volume distribution.

3.	Chance of discovery as defined in COGE Handbook, is the estimated probability that exploration activities will confirm the existence of a significant accumulation of potentially recoverable petroleum. Chance of development is defined as the estimated probability that, once discovered, a known accumulation will be commercially developed. Quantifying the chance of development requires consideration of both economic contingencies and other contingencies, such as legal, regulatory, market access, political, social license, internal and external approvals and commitment to project finance and development timing. As many of these factors are extremely difficult to quantify, the chance of development is uncertain and must be used with caution. The chance of commerciality is defined as the product of the chance of discovery and the chance of development. See below for further information.

4.	McDaniel has sub-classified the prospective resources by maturity status, consistent with the requirements of the COGEH. The COGEH defines "prospect" as a potential accumulation within a play that is sufficiently well defined to represent a viable drilling target. The COGEH defines a “play” as a family of geologically similar fields, discoveries, prospects and leads.

5.	The risked mean prospective resource volumes have been determined by multiplying the unrisked mean volumes by the associated chance of commerciality. The arithmetic sum of the individual risked mean values can be considered the best estimate risked prospective resources for the portfolio as per COGEH Volume 2 Section 2.8.2.

6.	There is no certainty that any portion of the prospective resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the prospective resources.

7.	The unrisked total is not representative of the portfolio unrisked total and is provided to give an indication of the resources range, assuming all prospects are successful.

8.	Company gross prospective resources are based on the working interest share of the property gross resources. The net present value of future net revenue of the prospective resource estimates has not been prepared and therefore, the net prospective resources volumes are not reported.

9.	Given the uncertainty of discovery associated with the prospective resources, costs and timelines to production, as well as recovery technologies, cannot be determined at this time.

For additional information regarding the Company’s prospective resources, including the significant positive and negative factors relevant to the estimate, chance of discovery and chance of development, and a description of the applicable projects and related information, see the GTE 2025 Statement of Reserves Data.

Disclosures of Reserves Information, Resources Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by us. Possible reserves are reserves that are less certain to be recovered than probable reserves. Estimates of possible reserves are also inherently imprecise. Estimates of probable and possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes, and other factors.

The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company’s oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.

All estimates of contingent resources disclosed in this press release have been prepared by McDaniel in accordance with NI 51-101 and the COGEH and are derived from the GTE McDaniel Resources Report with an effective date of December 31, 2025. Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations, but which are not currently considered commercially recoverable due to one or more contingencies. There is no certainty using established technology or technology under development that it will be commercially viable to produce any portion of the contingent resources disclosed herein. Investors should not view the disclosure of contingent resources in this press release as an estimate of reserves prepared in accordance with SEC requirements.

All estimates of prospective resources disclosed in this press release have been prepared by McDaniel in accordance with NI 51-101 and the COGEH and are derived from the GTE McDaniel Prospective Resources Report with an effective date of December 31, 2025. Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects and are subject to both a chance of discovery and a chance of development. There is no certainty that any portion of the prospective resources disclosed herein will be discovered or, if discovered, will be commercially viable or developed. Investors should not view the disclosure of prospective resources in this press release as an estimate of reserves prepared in accordance with SEC requirements.

Disclosure of reserves prepared in accordance with SEC requirements will be included in the Company’s Annual Report on Form 10-K, which the Company anticipates filing on or before March 3, 2026.

Investors are urged to consider closely the disclosures and risk factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company’s offices or website. These reports can also be obtained from the SEC website at www.sec.gov.